L.V. (BUD) McGUIRE

266 Promendade East, Montgomery, Texas 77356                Tel (936) 449-5874        Fax (936) 597-4281

Mr. Scott D. Josey
Chairman of the Board
Mariner Energy, Inc.
580 WestLake Park Blvd.
Suite 1300
Houston, Texas 77079

Dear. Mr. Josey:

        Please accept my resignation, effective immediately, as a director of Mariner Energy Inc and Mariner Energy LLC. Enclosed are all of the Mariner board materials/papers that were in my possession.

        I have enjoyed my association with Mariner Energy and wish you and the Company continued success and prosperity.

Sincerely,
/s/ L. V. McGuire